Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
November 1, 2009

WINTHROP REALTY TRUST ISSUES SERIES C PREFERRED SHARES AND RETIRES SERIES B-1 PREFERRED SHARES

FOR IMMEDIATE RELEASE – BOSTON, November 1/PRNewswire-FirstCall/ -- Winthrop Realty Trust (NYSE:FUR) announced today that in connection with its previously announced offer which permitted holders of its Series B-1 Cumulative Convertible Redeemable Preferred Shares (“Series B-1 Shares”) to convert any or all of their Series B-1 Shares into an equivalent number of its newly issued Series C Cumulative Convertible Redeemable Preferred Shares (“Series C Shares”), Winthrop has issued 544,000 Series C Shares and that 544,000 Series B-1 Shares have been retired.  Following the consummation of the foregoing, Winthrop has 852,000 Series B-1 Shares outstanding, which have a present conversion price of $22.50, 1.111 common shares for each Series B-1 Share, and 544,000 Series C Shares which have a present conversion price of $14.00, 1.786 common shares for each Series C Share.

Due to the number of Series B-1 Shares outstanding being less than 1,000,000, the right of the holders of the Series B-1 Shares to elect a trustee to Winthrop’s Board of Trustees has terminated.  Accordingly, the term of Bradley Scher, the trustee elected by the holders of the Series B-1 Shares, has terminated.

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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.